Exhibit (a)(5)(B)

Superior Consultant Announces Preliminary Results Of
Dutch Auction Tender Offer

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SOUTHFIELD, Mich., July 15 — Superior Consultant Holdings Corporation (Nasdaq: SUPC) announced today preliminary results of its modified “Dutch Auction” Tender Offer, which expired on Monday, July 14, 2003 at 12:00 midnight, Eastern time. Based on a preliminary count, 357,081 shares of the Company’s common stock, which includes 9,699 shares tendered through guaranteed delivery procedures, were properly tendered at or below $3.60 per share and not withdrawn.

The company expects the purchase price to be $3.60. The actual price per share and number of shares to be purchased are subject to final verification by the Depositary and the proper delivery of all shares tendered and not properly withdrawn (including shares tendered pursuant to guaranteed delivery procedures). Final details will be announced following completion of the verification process. Payment for all shares purchased will be made promptly following verification.

Superior commenced the Tender Offer on June 16, 2003. Under the terms of the Tender Offer, Superior offered to purchase up to 650,000 shares of its outstanding common stock at a price not greater than $3.60 and not less than $2.85 per share. Based on the preliminary results, the value of the 357,081 shares to be purchased will be approximately $1.28 million. The preliminary number of shares to be purchased represents approximately 3% of Superior’s 10,764,891 shares of common stock outstanding on June 13, 2003. As a result of the completion of the offer, Superior expects to have approximately 10.4 million shares issued and outstanding as of the time immediately following payment for the tendered shares.

William Blair & Company, LLC was the Dealer Manager of this offering, the Information Agent was Morrow & Co., Inc., and the Depositary was EquiServe Trust Company, N.A.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward- looking statements may be identified by words including, but not limited to: “anticipate,” “believe,” “intends,” “estimates,” “promises,” “expect,” “should,” “conditioned upon” and similar expressions. This release contains forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors and events which the company is unable to accurately predict or over which the company has no control. Such factors include, but are not limited to: the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the healthcare market’s acceptance of and demand for the company’s offerings, demands upon and consumption of the company’s cash and cash equivalent resources or changes in the company’s access to working capital, regulatory changes and other factors affecting the financial constraints on the company’s clients, economic factors specific to healthcare, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, acquisitions under consideration, and the ability to integrate acquisitions on a timely basis. Additional information regarding these risk factors and others, and additional information concerning the company are included in the company’s reports on file with the Securities and Exchange Commission.

About Superior Consultant Holdings Corporation

Superior Consultant specializes in Digital Business Transformation™ services to the healthcare industry that enable clients to thrive in the information-driven economy. Superior’s outsourcing, management and information technology consulting services and solutions help clients plan and execute better business strategies and meet their fiscal challenges while advancing clinical quality. Superior’s best practices outsourcing model includes a full range of flexible business process and information technology solutions, including data center services, 24/7/365 network monitoring and help desk services, facility management, interim management, and application outsourcing services. For 19 years, Superior has been recognized as one of the most innovative within the healthcare industry and has been rewarded with full and partial outsourcing contracts, thousands of consulting engagements, approximately 150 interim management assignments, and nearly 3,000 clients.

For more information on Superior Consultant Holdings Corporation simply dial 1-800-PRO-INFO and enter the Company ticker: SUPC (a no-cost fax-on- demand service) or visit the Company’s Web site at http://www.superiorconsultant.com.